Filed Pursuant to Rule 433

July 17, 2014

Registration Statement No. 333-192814

REPUBLIC OF SOUTH AFRICA

Final Term Sheet

U.S.$1,000,000,000 5.375% Notes due 2044 (the “USD Notes”)

€500,000,000 3.750% Notes due 2026 (the “Euro Notes”)

Issuer:	Republic of South Africa

Securities:	USD Notes: 5.375% Notes due 2044 Euro Notes: 3.750% Notes due 2026

Principal Amount:	USD Notes: U.S.$1,000,000,000 Euro Notes: €500,000,000

Maturity Date:	USD Notes: July 24, 2044 Euro Notes: July 24, 2026

Coupon:	USD Notes: 5.375% per annum (payable semi-annually) Euro Notes: 3.750% per annum (payable annually)

Ranking:	Unsecured

Settlement:	July 24, 2014 (T+5)

Format:	SEC Registered Global (No. 333-192814)

Interest Payment Dates:	USD Notes: each January 24 and July 24, beginning January 24, 2015 Euro Notes: each July 24, beginning July 24, 2015

Re-offer Price:	USD Notes: 98.303% Euro Notes: 99.298%

Re-offer Yield:	USD Notes: 5.491% Euro Notes: 3.824%

Benchmark Security:	USD Notes: UST 3.625% due February 2044 Euro Notes: DBR 1.500% due May 2024

Benchmark Price:	USD Notes: 106-09 Euro Notes: 103.205

Benchmark Yield:	USD Note: 3.291% Euro Notes: 1.1526%

Re-offer Spread over Benchmark:	USD Notes: T+220 bps Euro Notes: T+267.1 bps (MS+225 bps)

Listing:	Application has been made for the USD Notes and the Euro Notes to be listed on the Luxembourg Stock Exchange

Minimum Denominations:	USD Notes: U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof Euro Notes: €100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	USD Notes: 836205 AS3

ISIN:	USD Notes: US836205AS32 Euro Notes: XS1090107159

Common Code:	Euro Notes: 109010715

Governing Law:	New York

Joint Lead Managers:	Barclays Bank PLC Citigroup Global Markets Inc. Rand Merchant Bank, a division of FirstRand Bank Limited

Co-Manager:	Investec Bank plc

B&D:	Citigroup Global Markets Inc.

Expected Ratings*:	Baa1 (Moody’s) / BBB- (S&P) / BBB (Fitch)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the preliminary prospectus supplement to which this communication relates, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at +1 (800) 438-3242, Citigroup Global Markets Inc. at +1 (800) 831-9146 or Rand Merchant Bank, a division of FirstRand Bank Limited, at +44 (0) 207 939 1731.